Exhibit 99.1
News Release

Uranium Resources’ Shareholders Approve $12 Million Funding Arrangement with Aspire Capital at Annual Shareholders Meeting

June 08, 2016

CENTENNIAL, Colo., June 8, 2016 – Uranium Resources, Inc. (Nasdaq: URRE; ASX: URI), announced today that its shareholders have approved the Purchase Agreement with Aspire Capital Fund LLC (“Aspire Capital”) for the issuance of up to $12 million in stock over a term of 30 months.  The Purchase Agreement with Aspire Capital was executed on, April 8, 2016.  With this vote and the satisfaction of all of the other conditions to commencement of sales to Aspire Capital, URI is now able to begin accessing funds made available as a result of this transaction.

Christopher M. Jones, President and Chief Executive Officer, said “With shareholder support, and despite a challenging commodity and capital markets environment, we have been able to make important progress in the execution of the strategy we defined three years ago – that is, to advance the development of low cost, near term production.  We are excited about the future of this Company as we continue to reduce our costs and bring production nearer in time.”

Also at yesterday’s annual meeting, the Company's four directors were re-elected by shareholders to serve on the Board of Directors for another one-year term.  Shareholders also ratified the appointment of Hein & Associates LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2016, and approved the compensation of the Company's named executive officers.

Key terms of the Purchase Agreement with Aspire include:

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Uranium Resources will control the timing and amount of any sales to Aspire Capital, and at a price based on the market at that time;

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Aspire Capital has no right to require any sales by Uranium Resources but is obligated to make purchases when the Company desires to sell shares of its common stock to Aspire Capital, in accordance with the terms of the Purchase Agreement;

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Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of the Company's common stock during any time prior to the termination of the Purchase Agreement;

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There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement; and

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The Purchase Agreement may be terminated by Uranium Resources at any time, at its discretion, without any additional cost or penalty.

A complete and detailed description of the Purchase Agreement and related registration rights agreement are set forth in the Company's Current Report on Form 8-K filed on April 8, 2016 with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Uranium Resources

Uranium Resources, Inc. (URI) is focused on advancing to near-term production the Temrezli in-situ recovery (ISR) project in Central Turkey. URI controls extensive exploration properties under nine exploration and operating licenses covering approximately 32,000 acres (over 13,000 ha) with numerous exploration targets, including the potential satellite Sefaatli Project, which is 30 miles (48 km) southwest of the Temrezli Project. In Texas, the Company has two licensed and currently idled processing facilities and approximately 14,000 acres (5,700 ha) of prospective ISR projects. In New Mexico, the Company controls mineral rights encompassing approximately 190,000 acres (76,900 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, URI also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the future financing of the Company, the Company’s expected burn rate, and developments at the Company’s projects are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company's ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium; (c) risks associated with our foreign operations, (d) operating conditions at the Company's projects; (e) government and tribal regulation of the uranium industry and the nuclear power industry; (f) world-wide uranium supply and demand; (g) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (h) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter, including in Turkey; (i) the ability of the Company to enter into and successfully close acquisitions or other material transactions, including the proposed transactions with Laramide, and other factors which are more fully described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Uranium Resources Contact:
Robert Winters, Alpha IR Group
929-266-6315
www.uraniumresources.com

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